QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.2

[LETTERHEAD OF LATHAM & WATKINS]

January 9, 2002

Thayer-Blum Funding II, L.L.C.
1111 Gillingham Lane
Sugar Land, TX 77478

Ladies and Gentlemen:

        This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Amended and Restated Agreement and Plan of Merger dated as of May 2, 2001 and amended as of May 3, 2001 (the "Reorganization Agreement"), by and among EFTC Corporation, a Colorado corporation ("EFTC"), K*TEC Electronics Holding Corporation, a Delaware corporation ("K*TEC"), Thayer-BLUM Funding II, L.L.C., a Delaware limited liability company ("TBF II"), and Suntek Corporation, a Delaware corporation (formerly known as Express EMS Corporation) ("Parent"). Pursuant to the terms of the Reorganization Agreement, EFTC Acquisition Corp., a Colorado corporation and wholly-owned subsidiary of Parent ("EFTC Sub"), is merging with and into EFTC (the "EFTC Merger"), K*TEC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("K*TEC Sub"), is merging with and into TBF II (the "K*TEC Merger") and EFTC and TBF II will each become a wholly-owned subsidiary of Parent (together the "Mergers"). After the Mergers, K*TEC will remain a wholly-owned subsidiary of TBF II.

        Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        We have acted as special tax counsel to TBF II in connection with the Mergers. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto): (i) the Reorganization Agreement, (ii) the Registration Statement, (iii) those certain tax representation letters of even date herewith delivered to us by Parent, EFTC Sub, K*TEC Sub, EFTC, K*TEC, Thayer-Blum Funding III, L.L.C. ("TBF III") and TBF II (the "Tax Representation Letters") and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

        In rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        1.    Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

        2.    The Mergers will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Reorganization Agreement without any waiver or breach of any provision thereof, and the Mergers will be effective under applicable state law;

        3.    All statements, descriptions and representations contained in any of the documents referred to herein, including the Registration Statement and the Tax Representation Letters, or otherwise made to us are true and correct at all relevant times, and no such actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete in any material respect;

        4.    Any statements made in any of the documents referred to herein which are qualified by the limitation "to the knowledge of" or which are otherwise similarly qualified are correct without such qualification and will continue to be correct without such qualification at all relevant times;

        5.    All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters will be performed without waiver or breach of any provision thereof; and

        6.    The opinion of even date herewith rendered by Cooley Godward LLP to EFTC and filed as Exhibit 8.1 to the Registration Statement has been delivered and has not been withdrawn.

If any of the above-described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is inconsistent with the manner in which it is described in the Reorganization or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

        Based on such facts, assumptions and representations and subject to the limitations set forth in the Registration Statement and those set forth herein, the discussion entitled "Material United States Federal Income Tax Consequences" contained in the Registration Statement, to the extent such discussion reflects statements of law or legal conclusions, is the opinion of Latham & Watkins as to the material federal income tax consequences of the K*TEC Merger.

        This opinion does not address the various state, local or foreign tax consequences that may result from the K*TEC Merger or the other transactions contemplated by the Reorganization Agreement and does not address the federal tax consequences of any transaction other than the K*TEC Merger as described in the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the K*TEC Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

        This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you or your shareholders of any new developments in the application or interpretation of the United States federal income tax laws after the effectiveness of the Registration Statement.

        Except as provided below, this opinion is rendered to you for use in connection with the filing of the Registration Statement. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission, except that the members of TBF II may rely on this opinion without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ LATHAM & WATKINS

QuickLinks

Exhibit 8.2